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                                                                     EXHIBIT 3.7


                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                AND RIGHTS OF SERIES D CUMULATIVE PREFERRED STOCK

                                       of

                           BASIC ENERGY SERVICES, INC.

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

         BASIC ENERGY SERVICES, INC., a Delaware corporation (hereinafter called the "Corporation"), does hereby certify in accordance with Sections 103 and 151 of the Delaware General Corporation Law ("DGCL"), that the following resolution was duly adopted by action of the Board of Directors of the Corporation (the "Board"):

         RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by the provisions of Article Fourth of the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), and pursuant to Section 151 of the DGCL, the Board hereby creates a series of preferred stock of the Corporation and hereby states that the voting powers, designations, preferences and relative, participating, optional or other special rights of which, and qualifications, limitations or restrictions thereof (in addition to the provisions set forth in the Certificate of Incorporation which are applicable to the preferred stock of all classes and series), shall be as follows:

         1. Number and Designation. There shall be created from the 5,000,000 shares of preferred stock of the Corporation authorized to be issued pursuant to the Certificate of Incorporation, a series of preferred stock, designated as the Series D Cumulative Preferred Stock (the "Series D Preferred Stock"), having a stated par value equal to $10,000 per share (the "Stated Value"), and the number of shares (the "Shares") that shall constitute such series shall not be more than 500 shares which number may be decreased (but not below the number thereof then outstanding) from time to time by the Board.

         2. Rank. The Series D Preferred Stock shall, with respect to dividend rights and rights on redemption, distribution, liquidation, dissolution and winding up, rank senior and prior to all classes or series of common stock of the Corporation, including the Corporation's common stock, $0.01 par value ("Common Stock"), and each other class or series of capital stock of the Corporation, the terms of which provide that such class or series shall rank junior to the Series D Preferred Stock or the terms of which do not specify any rank relative to the Series D Preferred Stock. All equity securities of the Corporation to which the Series D Preferred Stock ranks senior and prior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise), including the Common Stock, and any rights or options exercisable or convertible therefor, are collectively referred to herein as the "Junior Securities." All equity securities of the Corporation with which the Series D Preferred Stock ranks on a parity (whether with respect to


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dividends or upon liquidation, dissolution or winding up), and any rights or options exercisable or convertible therefor, are collectively referred to herein as the "Parity Securities".

         3. Dividends. The holders of the Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board, dividends out of funds legally available therefor, prior and in preference to any declaration or payment of any dividend or other distribution (each a "Dividend" and collectively "Dividends") (payable other than in Common Stock, or in other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock (each such Dividend a "Junior Stock Dividend")) on any shares of Junior Stock, (A) at a rate of 12% per annum of the Stated Value for each share of Series D Preferred Stock until June 30, 2001, (B) at a rate of 12% per annum of the Stated Value for each share of Series D Preferred Stock after June 30, 2001 until June 30, 2002, and (C) at a rate of 16% per annum of the Stated Value for each share of Series D Preferred Stock after June 30, 2002.

         (b) All dividends with respect to the Series D Preferred Stock shall be cumulative (whether or not declared by the Board) from the date of original issuance and shall be payable, out of the assets of the Corporation legally available therefor, in quarterly installments on March 31, June 30, September 30 and December 31 of each year (a "Dividend Payment Date") commencing September 30, 2000. Each such annual dividend shall be fully cumulative, to the extent not paid, and shall accrue (whether or not earned or declared) from the date of issuance of the Series D Preferred Stock, and thereafter from the first day of the quarterly period in respect of which such dividend may be payable as herein provided. Dividends payable with respect to any partial dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. The record date for the payment of dividends on the Series D Preferred Stock shall be fixed by the Board and in no event be more than thirty (30) days nor less that then (10) days prior to a Dividend Payment Date.

         On each Dividend Payment Date, all dividends which shall have accrued on each share of Series D Preferred Stock outstanding on such Dividend Payment Date shall accumulate and be deemed to become "due." Any dividend which shall not be paid on the Dividend Payment Date on which it shall become due shall be deemed to be past due until such dividend shall be paid. No interest, sum of money in lieu of interest, or other property or securities shall be payable in respect of any Dividend payment or payments which are past due. Dividends paid on Shares of Series D Preferred Stock in an amount less than the total amount of such Dividends at the time accumulated and payable on such Shares shall be allocated pro rata on a share-by-share basis among all such Shares of Series D Preferred Stock at the time outstanding.

         (c) So long as any shares of the Series D Preferred Stock are outstanding, no dividends (other than Junior Stock Dividends) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Securities (all such dividends or distributions being hereinafter referred to as a "Junior Securities Distribution") for any consideration by the Corporation, unless a Dividend shall have first been declared and paid in full on the Series D Preferred Stock.


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         4. Liquidation Preference. In the event of any Liquidation (as defined below), dissolution or winding up of the Corporation (each a "Liquidation Event"), either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

         (a) The holders of the Series D Preferred Stock (the "Holders") shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation or other payment to the holders of Junior Stock, by reason of their ownership of such Series D Preferred Stock, the sum of (i) an amount, in cash, equal to all declared but unpaid Dividends on the Series D Preferred Stock and (ii) the Stated Value for each share of Series D Preferred Stock then held by them (the "Liquidation Preference"). If the assets and funds distributed among the Holders of the full Liquidation Preference are insufficient to permit the payment to such Holders of the full Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed pro rata among the Holders of the Series D Preferred Stock and holders of Parity Securities (as adjusted for any stock splits, stock dividends or distributions, recapitalizations, and similar events with respect to the Shares of Series D Preferred Stock).

         (b) After giving effect to the provisions of Section 3(a) and after satisfaction of the Liquidation Preference or other rights triggered by a Liquidation Event on securities other than Junior Stock, all of the remaining assets of the Corporation shall be distributed ratably among holders of Junior Stock.

         (c) For purposes of this Certificate of Designations, "Liquidation" shall mean (i) the acquisition of the Corporation of another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation) or (ii) sale of all or substantially all of the assets or shares of stock of the Corporation; provided, however, that, in each such case, the applicable transaction shall not be deemed a Liquidation, dissolution or winding up unless the Corporation's stockholders of record as constituted immediately prior to such acquisition or sale (by virtue of the shares of the Corporation owned by such stockholders or securities issued solely with respect thereto as consideration for the Corporation's acquisition or sale or otherwise) hold less than 50% of the voting power of the surviving or acquiring entity.

         5. Redemption. The Corporation may, at the option of the Board, redeem, to the extent of funds legally available therefor, at any time on or before December 31, 2000, in whole but not in part, in the manner provided for in paragraph 5(b) hereof, all of the Shares of the Series D Preferred Stock at a price per share equal to the Stated Value, plus all accrued and unpaid Dividends thereon (including an amount in cash equal to a pro rated Dividend for the period from the Dividend Payment Date immediately prior to the date of redemption (the "Redemption Date")) (the "First Redemption Price").


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         After December 31, 2000, the Corporation may, at the option of the
Board, redeem, to the extent of funds legally available therefor, in whole but not in part, in the manner provided for in paragraph 5(b) hereof, all the shares of the Series D Preferred Stock at a price per share equal to 110% of the Stated Value, plus all accrued and unpaid dividends (including an amount in cash equal to a pro rated Dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date) (the "Second Redemption Price"). Any reference to the "Corporation Redemption Price" shall mean either the First Redemption Price or the Second Redemption Price, as the case may be.

         (b) Procedures for Redemption.

         (i) At least five (5) days and not more than sixty (60) days prior to the date fixed for a redemption of the Series D Preferred Stock, written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Series D Preferred Stock at such Holder's address as it appears on the stock books of the Corporation; provided, that, no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series D Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was defective. The Redemption Notice shall state:

                  (A)      the Corporation Redemption Price;

                  (B)      the date fixed for redemption;

                  (C) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Series D Preferred Stock to be redeemed; and

                  (D) that Dividends on the shares of the Series D Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Corporation Redemption Price.

         (ii) Each Holder of Series D Preferred Stock shall surrender the certificate or certificates representing such shares of Series D Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in a manner and at the place designated in the Redemption Notice, and, on the Redemption Date, the full Corporation Redemption Price for such shares shall be payable in cash to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

         (iii) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the applicable redemption price, Dividends on the Series D Preferred Stock called for redemption shall cease to accumulate, and all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the Corporation Redemption Price.


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         (c) Except as provided in paragraph 5, the Corporation shall not have the right or obligation to call or redeem at any time all or any shares of the Series D Preferred Stock.

         6. Conversion. The Shares of the Series D Preferred Stock are not convertible.

         7. Voting Rights.

         (a) Holders of the Series D Preferred Stock shall not be entitled to vote, and shall have no voting rights on any matters, except as required by Delaware law or as set forth below in Section 7(b).

         (b) So long as any shares of Series D Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Series D Preferred Stock, voting separately as one class, (i) create, authorize or issue any class or series of stock of the Corporation ranking pari passu or senior to the Series D Preferred Stock as to rights in respect of dividends, redemption, distribution, liquidation, dissolution and winding up, or (ii) amend the Certificate of Incorporation (A) to increase or decrease the aggregate number of authorized shares of preferred stock of the Corporation, (B) to increase or decrease the par value of the shares of preferred stock of the Corporation or
(C) to alter or change the specified powers, preferences, or special rights of the Holders of this Series D Preferred Stock so as to affect them adversely. The holders of at least a majority of the outstanding shares of Series D Preferred Stock, voting separately as one class, may waive compliance with any provision of this Certificate of Designation.

         (c) In exercising the voting rights set forth in this Section 7, each share of Preferred Stock shall be entitled to one vote.

         (d) Holders of Series D Preferred Stock shall be entitled to act by written consent in lieu of a meeting of stockholders with respect to the matters set forth above in Section 7(b) when voting as a separate class.


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         IN WITNESS WHEREOF, Basic Energy Services, Inc. has caused this
Certificate of Designations to be signed and attested by the undersigned this __ day of ____________, 2000.

                                     BASIC ENERGY SERVICES, INC.



                                     By:
                                         ---------------------------------
                                         Name:
                                         Title:   President


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